Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT by and between

GENSYM CORPORATION and MARKET-PARTNERS INC.

This Professional Services Agreement (“Agreement”) is made and entered into between Gensym Corporation (“Gensym”), a Delaware corporation with a principal place of business in Burlington, Massachusetts, USA, and Market-Partners Inc. (“Contractor”), a Californian Corporation, with a principal place of business in Santa Rosa, California, effective September 1, 2005.

WHEREAS Contractor possesses knowledge and expertise to provide services to Gensym, and Gensym desires to engage Contractor to apply such knowledge and expertise, the parties hereby agree as follows:

1 DEFINITIONS

.1 “Work” means all services to be performed or that were actually performed by Contractor for Gensym as specified in an exhibit to this Agreement, task order, proposal, purchase order or by any other means of written instruction conveyed to Contractor from Gensym during the term of this Agreement.

.2 “Proprietary Information” means information, whether written or oral, that is confidential to Gensym or represents trade secrets of Gensym, including, but not limited to, information related to the products, projects, organization, business, or finances of Gensym. For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by Gensym, including, without limitation, any invention, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost or employee list.

2 SERVICES PERFORMED

The services to be performed are as detailed in the accompanying statement of work and as modified by mutual consent of both parties.

3 PAYMENTS AND TAXES

Payment shall be made directly to Contractor on the first payment cycle (i.e., check run) after receipt of Invoices. Gensym will reimburse Contractor for all reasonable, documented business expenses incurred on behalf of Gensym, within 15 days of invoice.

Contractor shall be responsible for any and all sales or use taxes levied or imposed by any state, local, or foreign authority in which the Work is being performed, including taxes on Contractor’s net income.

Contractor shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of Gensym.

4 WORK RESULTS

.1	Ownership of Goods. Reports written, and presented, to Gensym are the property of Gensym. The Sales Roadmaps that will be developed for Gensym will be licensed to Gensym for unlimited use, for an indefinite period of time, for all internal business uses.

.2	Contractor employs a number of copyright protected processes, and methodologies, Gensym agrees to protect these copyrights, and take such steps that are necessary to ensure this. Should additional copies of any such material be required, these are normally available from Contractor.

5 PROPRIETARY INFORMATION

.1 Protection and Use. Contractor will not, at any time, whether during or after the termination of this Agreement, reveal to any person or entity any Proprietary Information or any information of any third party that Gensym is obligated to keep confidential (including but not limited to trade secrets or confidential information with respect to Inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, and proposals). Contractor also agrees not to use or attempt to use any Proprietary Information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to Gensym.

.2 Further, Contractor agrees that during the term of this Agreement, Contractor shall not make, use, or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials of any nature relating to Proprietary Information otherwise than for the benefit of Gensym. Contractor further agrees, after the termination of this Agreement, not to use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of Gensym. Immediately upon the termination of this Agreement, Contractor shall deliver all of the foregoing, and all copies thereof, to Gensym at its main office.

.3 Exceptions. This Agreement shall not restrict disclosure or use of Proprietary Information that is:

.1 already known by Contractor without restriction when received, from the originating party; or

.2 obtained from a source other than the originating party through no breach of confidence by Contractor; or

.3 in the public domain when received, or thereafter enters the public domain through no fault of Contractor.

.4 Destruction. Upon termination of this Agreement, Contractor shall destroy any Proprietary Information received by it from Gensym, unless otherwise instructed in writing by Gensym.

.5 No Transfer of Title. Neither entering into this Agreement nor disclosure of Proprietary Information will effect any transfer of title in Proprietary Information or, except as otherwise specifically indicated in this Agreement, create any right or license under any inventions or patents.

.6 Remedies. Contractor acknowledges that any breach of the provisions of this Clause 5 shall result in serious and irreparable injury to Gensym for which Gensym cannot be adequately compensated by monetary damages alone. Contractor agrees, therefore, that, in addition to any other remedy it may have, Gensym shall be entitled to enforce the specific performance of this Agreement by Contractor and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

.7 Indemnity. With the exception of clause (f) above, Gensym hereby indemnifies and holds harmless Market Partners Inc. for any claim or related costs and liabilities resulting from the engagement save and except those attributable to gross negligence.

6 TERMINATION

Gensym may terminate this Agreement upon 30 days advance written notice to Contractor. Gensym will then be responsible for payment up to the end of the termination period.

7 ACTUAL OR ANTICIPATED DELAYS OR DEFICIENCIES

Whenever either party has knowledge of any actual or anticipated deficiency or delay in performance of the Work for any reason, said party shall promptly notify the other party of the reasons for the deficiency or delay and the actions being taken to minimize it.

8 INDEPENDENT CONTRACTOR

The relationship of Contractor to Gensym in the performance of this Agreement shall be that of independent contractor.

9 NON-COMPETE

During the term of this Agreement, and for a period of twelve months after the termination or expiration of this Agreement, Contractor shall not engage with any business as identified in writing to Contractor by Gensym that is competitive with Gensym.

10 RESTRICTIONS ON TRADING IN GENSYM STOCK

Should Contractor, during the course of work at Gensym, become aware of or party to any material non-public financial information regarding the Company, Contractor shall be bound by the provisions of Gensym’s Insider Trading Policy for stock transactions.

11 APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, USA.

12 SURVIVAL OF CLAUSES

The provisions of Clause 4 (Work Results), Clause 5 (Proprietary Information) and Clause 10 (Non-Compete) shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

GENSYM		CONTRACTOR

By:	/s/ KIM MAYYASI	By:	/s/ MARTYN LEWIS
Print:	Kim Mayyasi	Print:	Martyn Lewis
Title:	CEO	Social Security #:
Date:		Federal ID #:
		Date:	9/30/2005

September 1, 2005

Statement of Work

This SOW is an addendum to the Professional Services Contract between Gensym Corporation and Market Partners Inc. dated September 1st, 2005.

Scope

Gensym hereby engages Contractor, and Contractor accepts engagement, to provide to Gensym Business Development and Selling Services as mutually agreed by the parties from time to time. Services will be performed by Frank Cianciotta. Contractor represents and warrants that all services shall be provided in a professional and workmanlike manner and in accordance with applicable laws and regulations.

Activities include but shall not be limited to:

•	Managing the internal Gensym process related to bringing webSCOR.com to market.

•	Creating a Business Plan for webSCOR.com

•	Creating and executing a Sales and Marketing Plan for webSCOR.com

•	Targeting other Gensym products that lend themselves to a SAS delivery model such as ReThink and Telewindows.

•	Participation at industry shows, conferences etc.

Term

Contractor shall provide services to Gensym pursuant to this Agreement for a term commencing on 1st of September 2005 and ending at such time that is mutually agreeable to both parties but shall last for at least 6 months. After the initial 6 month term, this Agreement may be terminated at any time by either party, for any or no reason, upon five (30) days prior written notice to the other party. In addition, this Agreement may be terminated immediately by either party upon any material breach of the terms hereof by the other party or upon any failure by the parties to agree on any matter hereunder requiring the mutual agreement of the parties.

Place of Work and Tools

Contractor shall render services primarily at Contractor’s offices, but may be required from time to time, to provide the services at Gensym offices or such other places as reasonably requested by Gensym as appropriate for the performance of particular services. Gensym shall also loan to the contractor a Sony Vaio laptop for the term of this agreement.

Payment

Gensym shall pay Contractor fees at a rate of $10,000 per month. In addition to the $10,000 monthly retainer, Gensym shall pay an additional $3,333 per month for the first 6 months as a performance bonus. After the initial 6 month period the performance bonus shall be calculated at 5% of Gensym’s gross revenue for web hosted business or software delivered on a monthly service fee basis. Contractor shall invoice for services at the end of each month.

Gensym will reimburse contractor for reasonable expenses incurred in the performance of this Agreement upon receipt of a Gensym expense report with original travel, living and meals receipts; reimbursement of expenses shall be paid to Frank Cianciotta directly.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

/s/ KIM MAYYASI	/s/ MARTYN LEWIS
Gensym Corporation	Market Partners Inc.